Exhibit 10











                        CREDIT AGREEMENT


                          by and among



                  ALLEGHENY LUDLUM CORPORATION

                         as the Borrower



                     THE BANKS PARTY HERETO

                          as the Banks


                               and


                 PNC BANK, NATIONAL ASSOCIATION

                          as the Agent



                    Dated as of May 11, 1994

                             TABLE OF CONTENTS


                                                             Page

ARTICLE I  DEFINITIONS . . . . . . . . . . . . . . . . . . . .  1

     1.1       Definitions . . . . . . . . . . . . . . . . . .  1
     1.2       Additional Definitions. . . . . . . . . . . . .  9
     1.3       Accounting Terms. . . . . . . . . . . . . . . .  9
     1.4       Other Definitional Conventions and Rules of
               Construction. . . . . . . . . . . . . . . . . .  9

ARTICLE II  THE LOANS. . . . . . . . . . . . . . . . . . . . . 10

     2.1       Revolving Credit Commitment . . . . . . . . . . 10
     2.2 Interest Payments, Interest Rates and Certain Related Payments Pertaining to the Revolving
               Credit Loans. . . . . . . . . . . . . . . . . . 13
     2.3       Voluntary Prepayments . . . . . . . . . . . . . 17
     2.4       Yield Protection. . . . . . . . . . . . . . . . 18
     2.5       Special Provisions Relating to the Eurodollar
               Rate Option and CD Rate Option. . . . . . . . . 20
     2.6       Capital Adequacy. . . . . . . . . . . . . . . . 21
     2.7       Loan Account. . . . . . . . . . . . . . . . . . 22
     2.8       All Advances to Constitute One Loan . . . . . . 22
     2.9       Method of Disbursements and Payments. . . . . . 23
     2.10      Payment from Accounts Maintained by Borrower. . 23
     2.11      Time, Place, Manner and Application of
               Payments. . . . . . . . . . . . . . . . . . . . 23

ARTICLE III  SET-OFF . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE IV  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . 24

     4.1       Corporate Existence . . . . . . . . . . . . . . 24
     4.2       Corporate Authority . . . . . . . . . . . . . . 25
     4.3       Enforceability. . . . . . . . . . . . . . . . . 25
     4.4       No Restrictions . . . . . . . . . . . . . . . . 25
     4.5       Financial Statements. . . . . . . . . . . . . . 25
     4.6       Other Representations and Warranties. . . . . . 26
     4.7       Disclosure. . . . . . . . . . . . . . . . . . . 26

ARTICLE V  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . 26

     5.1       Incorporation of Affirmative Covenants. . . . . 26
     5.2       Continuation of Incorporated Affirmative
               Covenants . . . . . . . . . . . . . . . . . . . 27

ARTICLE VI  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . 27

     6.2       Continuation of Incorporated Negative
               Covenants . . . . . . . . . . . . . . . . . . . 27

ARTICLE VII  CONDITIONS PRECEDENT TO ALL REVOLVING CREDIT
             LOANS . . . . . . . . . . . . . . . . . . . . . . 27

     7.1       All Revolving Credit Loans. . . . . . . . . . . 27
     7.2       Conditions Precedent to the Initial Revolving
               Credit Loan . . . . . . . . . . . . . . . . . . 28

ARTICLE VIII     EVENTS OF DEFAULT AND REMEDIES. . . . . . . . 30

     8.1       Nonpayment of Bank Indebtedness . . . . . . . . 30
     8.2       Insolvency. . . . . . . . . . . . . . . . . . . 30
     8.3       Dissolution . . . . . . . . . . . . . . . . . . 30
     8.4       Misrepresentation . . . . . . . . . . . . . . . 31
     8.6       Event of Default under 1990 Credit Agreement. . 31
     8.7       Consequences of an Event of Default . . . . . . 31
     8.8       Rights and Remedies . . . . . . . . . . . . . . 32

ARTICLE IX  AGREEMENT AMONG BANKS. . . . . . . . . . . . . . . 32

     9.1       Appointment and Grant of Authority. . . . . . . 32
     9.2       Non-Reliance on Agent . . . . . . . . . . . . . 32
     9.3       Responsibility of Agent and Other Matters . . . 33
     9.4       Action on Instructions. . . . . . . . . . . . . 34
     9.5       Indemnification . . . . . . . . . . . . . . . . 34
     9.6       Agent's Rights as a Bank. . . . . . . . . . . . 35
     9.7       Payment to Banks. . . . . . . . . . . . . . . . 35
     9.8       Pro Rata Sharing. . . . . . . . . . . . . . . . 35
     9.9       Successor Agent.. . . . . . . . . . . . . . . . 35

ARTICLE X  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . 36

     10.1      Amendments and Waivers. . . . . . . . . . . . . 36
     10.2      Expenses. . . . . . . . . . . . . . . . . . . . 37
     10.3      Notices . . . . . . . . . . . . . . . . . . . . 38
     10.4      Tax Withholding . . . . . . . . . . . . . . . . 39
     10.5      Pro Rata Actions. . . . . . . . . . . . . . . . 40
     10.6      Successors and Assigns. . . . . . . . . . . . . 40
     10.7      Assignments and Participations. . . . . . . . . 40
     10.8      Severability. . . . . . . . . . . . . . . . . . 42
     10.9      Survival. . . . . . . . . . . . . . . . . . . . 42
     10.10     Governing Law . . . . . . . . . . . . . . . . . 42
     10.11     Non-Business Days . . . . . . . . . . . . . . . 42
     10.12     Integration . . . . . . . . . . . . . . . . . . 43
     10.13     Headings. . . . . . . . . . . . . . . . . . . . 43
     10.14     Counterparts. . . . . . . . . . . . . . . . . . 43

                        CREDIT AGREEMENT


     THIS CREDIT AGREEMENT dated as of May 11, 1994 among ALLEGHENY LUDLUM CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Borrower"), the FINANCIAL INSTITUTIONS listed on the signature pages hereto and each other financial institution which, from time to time, becomes a party hereto in accordance with Section 10.7a hereof (hereinafter individually or a "Bank" and collectively the "Banks") and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the initial administrative agent hereunder for the Banks (the "Agent").


                           WITNESSETH:


     WHEREAS, the Borrower has requested that the Banks extend a revolving credit facility to the Borrower in a principal amount not to exceed $50,000,000.00 at any one time outstanding; and

     WHEREAS, the Banks are willing to make such a revolving credit facility available upon the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of mutual promises contained herein and other valuable consideration and with the intent to be legally bound hereby, the Borrower, the Banks and the Agent hereto agree as follows:


                            ARTICLE I

                           DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the meaning specified below unless the context otherwise requires:

          "1990 Credit Agreement" shall mean that certain Amended and Restated Credit Agreement dated as of December 28, 1990 by and among the Borrower, PNC Bank, National Association (formerly Pittsburgh National Bank), Continental Bank N.A., Mellon Bank, N.A., The Chase Manhattan Bank (National Association), Integra Bank/Pittsburgh (formerly Integra National Bank/Pittsburgh and The Union National Bank of Pittsburgh) and The First National Bank of Boston, as the banks party thereto and PNC Bank, National Association, as the agent thereunder, as the same has been and may be amended, from time to time.

          "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly (through one or more intermediaries), controls, is controlled by, or is under the common control with such Person (whether by ownership of voting securities or other interests, by contract or otherwise).

          "Agent" shall mean PNC Bank, National Association, its successors and assigns, in its capacity as administrative agent for the Banks under the Credit Agreement.

          "Assessment Rate" shall mean, for any day during each CD Rate Interest Period, the annual assessment rate determined by the Agent to be in effect on such day of such CD Rate Interest Period and payable for the then current semi-annual period by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(d) or any successor provision) to the Federal
Deposit Insurance Corporation (or any successor thereto) for such corporation's (or such successor's) insuring Dollar time deposits at offices of such institution in the United States.

          "Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit "C" hereto with appropriate insertions executed by and among a Purchasing Bank, a Transferor Bank and the Agent, on behalf of the remaining Banks.

          "Available Funds" shall mean funds which become available to be borrowed under the Revolving Credit Commitment in accordance with the provisions of Subsection 2.1c hereof.

          "Bank" shall mean each financial institution listed on the signature pages to this Credit Agreement and each other financial institution which, from time to time, becomes a party to this Credit Agreement in accordance with Subsection 10.7a hereof together with its respective successors and assigns.

          "Banks" shall mean, collectively, each and every Bank.

          "Bank Indebtedness" shall mean all obligations of the Borrower to the Banks and the Agent then outstanding, whether for principal, interest, fees and any other amounts due hereunder by reason of advances by the Agent or any of the Banks, made to, or for the account of, the Borrower pursuant to this Credit Agreement and all reasonable out-of-pocket expenses incurred by the Agent or the Banks hereunder (including but not limited to fees and expenses of counsel which are reimbursable pursuant to
Section 10.2 hereof).

          "Borrower" shall mean Allegheny Ludlum Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, together with its successors and permitted assigns.

          "Business Day" shall mean (i) when used in a context of a Eurodollar Rate Loan, any day other than a (A) Saturday or Sunday, (B) a day on which banks in either Pittsburgh, Pennsylvania or New York, New York are authorized or required to close and (C) a day on which dealings in foreign currencies and exchange and eurodollar funding between banks cannot be carried on at the location at which the Agent transacts its eurodollar funding, and (ii) when used in any other context, any day other than (A) a Saturday or Sunday and (B) a day on which banks in either Pittsburgh, Pennsylvania or New York, New York are authorized or required to close.

          "Capital Adequacy Event" shall have the meaning given it in Section 2.6 hereof.

          "Capital Compensation Amount" shall have the meaning given it in Section 2.6 hereof.

          "CD Rate" shall mean the rate of interest per annum determined by the Agent, with respect to each CD Rate Interest
Period for each CD Rate Loan, to be the sum of:

               (i) the rate per annum obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (A) the average of the rates of interest (which shall be the same for each day of such CD Rate Interest Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive, absent manifest error) to be the average of the secondary market bid rates quoted to the Agent at or about 11:00 a.m. (Pittsburgh, Pennsylvania time) by two (2) dealers of negotiable certificates of deposit on the first day of such CD Rate Interest Period for the purchase at face value of negotiable certificates of deposit of major money center banks for delivery on such day in amounts comparable to the Agent's CD Rate Portion of such CD Rate Loan and having maturities comparable to the CD Rate Interest Period therefor by (B) a percentage (expressed as a decimal) equal to (I) 1.00 minus (II) the CD Rate Reserve Percentage for such CD Rate Interest Period; plus

               (ii) the Assessment Rate for such CD Rate Interest
          Period.

          The "CD Rate" described above may also be expressed by the following formula:


          [The average of the secondary market
CD Rate =  bid rates  determined by Agent]      + Assessment Rate
          -------------------------------------
          [ 1.00 - CD Rate Reserve Percentage ]

The CD Rate shall be adjusted automatically with respect to each CD Rate Loan then outstanding on the effective date of any change in the CD Rate Reserve Percentage or the Assessment Rate.

          "CD Rate Interest Period" shall mean any individual period of thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days selected by the Borrower commencing on the borrowing, conversion date or renewal date of a CD Rate Loan to which such period shall apply.

          "CD Rate Loan" shall mean a Revolving Credit Loan which bears, or is to bear, interest under the CD Rate Option.

          "CD Rate Option" shall mean the interest rate option described in Subsection 2.2(b)(ii) of this Credit Agreement.

          "CD Rate Portion" shall mean any Bank's individual portion of a CD Rate Loan.

          "CD Rate Reserve Percentage" shall mean, for each CD Rate Interest Period applicable to any CD Rate Loan, the maximum effective percentage (expressed as a decimal), as determined in good faith by the Agent (which determination shall be conclusive, absent manifest error), which is in effect on any day during such CD Rate Interest Period as prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements (including without limitation supplemental, marginal or emergency reserve requirements) for the Agent in respect of new nonpersonal time deposits in Dollars in the United States. For each respective CD Rate Loan and each respective CD Rate Interest Period, the CD Rate Reserve Percentage will be determined initially as of the first day of each such CD Rate Interest Period.

          "Closing" shall mean the closing to be held in the offices of Tucker Arensberg, P.C., on May 11, 1994 or such later date agreed to by the Agent and the Borrower.

          "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor legislation thereto, together with all regulations promulgated and rulings issued thereunder.

          "Commitment Fee(s)" shall mean the fee described in items (i) and (ii) of Subsection 2.1h hereof.

          "Commitment Percentage" shall mean, with respect to each Bank, its percentage commitment of the aggregate Revolving Credit Commitment which shall be the percentage set forth on the signature page to the Credit Agreement signed by such Bank or in any Assignment and Assumption Agreement executed by such Bank in its capacity as the Purchasing Bank or the Transferor Bank, as the case may be.

          "Consolidated Subsidiaries" shall mean those
Subsidiaries whose assets and liabilities and profits and losses are combined with the Borrower's financial results for financial reporting purposes.

          "Conversion Fee" shall mean the fee described in item
(iii) of Subsection 2.1h hereof.

          "Credit Agreement" shall mean this Credit Agreement and all exhibits and schedules hereto together with all extensions, renewals, amendments, substitutions and replacements hereto and hereof.

          "Dollars" or "$" shall mean the legal tender of the United States.

          "Encumbrance" shall mean any lien, encumbrance, mortgage, charge, pledge, security interest, priority payment, conditional sales agreement right, right under any deferred purchase price obligation or other title retention agreement right (including any right under a Capitalized Lease, but excluding those agreements which allow the Borrower to defer payment until acceptance), whether or not voluntarily given.

          "Eurodollar Rate" shall mean the interest rate per annum determined by the Agent, with respect to each Eurodollar Rate Interest Period for each Eurodollar Rate Loan, obtained by dividing (i) the rate per annum obtained as the average of the rates of interest (which shall be the same for each day of such Eurodollar Rate Interest Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive, absent manifest error) to be the average of the rates per annum at which deposits in Dollars in immediately available funds have been offered by major money center banks in the interbank eurodollar market where the foreign exchange and currency operations of the Agent are conducted at approximately 11:00 A.M., (Pittsburgh, Pennsylvania time), two
(2) Business Days prior to the first day of such Eurodollar Rate Interest Period for delivery on the first day of such Eurodollar Rate Interest Period in an amount comparable to the Agent's Eurodollar Rate Portion for such Eurodollar Rate Interest Period and for a duration comparable to such Eurodollar Rate Interest Period by (ii) a percentage (expressed as a decimal) equal to (A)
1.00 minus (B) the Eurodollar Rate Reserve Percentage.

                 the average of the interbank eurodollar
                   market rates determined by the Agent
Eurodollar    ------------------------------------------------

  Rate     =  1.00  -  the Eurodollar Rate Reserve Percentage

The Eurodollar Rate shall be adjusted automatically with respect to any Eurodollar Rate Portion outstanding on the effective date of any change in the Eurodollar Rate Reserve Percentage, as of the effective date of such change.

          "Eurodollar Rate Interest Period" shall mean any individual period of one (1), two (2), three (3) or six (6) months selected by the Borrower commencing on the borrowing, conversion date or renewal date of a Eurodollar Rate Portion to which such period shall apply.

          "Eurodollar Rate Loan" shall mean a Revolving Credit
Loan which bears, or is to bear, interest under the Eurodollar
Rate Option.

          "Eurodollar Rate Option" shall mean the interest rate option described in Subsection 2.2(b)(iii) of this Credit
Agreement.

          "Eurodollar Rate Portion" shall mean any Bank's individual portion of a Eurodollar Rate Loan.

          "Eurodollar Rate Reserve Percentage" shall mean, for each Eurodollar Rate Interest Period, the maximum effective percentage (expressed as a decimal and rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive, absent manifest error) which is in effect on any day of such Eurodollar Rate Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements, if any (including without limitation supplemental, marginal or emergency reserve requirements) with respect to "Eurocurrency Liabilities" (as defined in Regulation D promulgated by the Board of Governors of the Federal Reserve System or any successor thereto) of the Agent. For each respective Eurodollar Rate Loan and each respective Eurodollar Rate Interest Period, the Eurodollar Rate Reserve Percentage will be determined initially as of the first day of each such Eurodollar Rate Interest Period.

          "Event of Default" shall mean the occurrence of events or the existence of conditions described in Sections 8.1 through
8.5 inclusive.

          "GAAP" shall mean generally accepted accounting princi-ples which shall include, but not be limited to, the official interpretations thereof as defined by the Financial Accounting
Standards Board, its predecessors and its successors.

          "Governmental Person" shall mean the government of the United States or any other country having jurisdiction over a Bank, the government of any state or locality therein, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority or body of the United States or any state or locality therein, including the Federal Deposit Insurance Corporation, the Comptroller of the

Currency or the Board of Governors of the Federal Reserve Bank, any central bank or any comparable authority.

          "Governmental Rule" shall mean any law, statute, rule, regulation, ordinance, order, judgment, guideline or decision of any Governmental Person.

          "Guarantee" shall mean any obligation, direct or indirect, by which a Person undertakes to guaranty, assume or remain liable for the payment or performance of a second Person's obligations, including but not limited to (i) endorsements of negotiable instruments, (ii) discounts with recourse, (iii) agreements to pay or perform upon a second Person's failure to pay or perform, (iv) remaining liable on obligations assumed by a second Person, (v) agreements to maintain the capital, working capital solvency or general financial condition of a second Person and (vi) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the non-delivery of such products, materials or supplies or the non-furnishing of such services.

          "Indebtedness" shall mean indebtedness for borrowed money or credit (other than trade credit incurred in the ordinary course of business) received, whether such indebtedness or credit is evidenced by a bond, note, debenture, capitalized lease, conditional sales agreement, deferred purchase price obligation, title retention device, book entry or Guarantees.

          "Interest Period" shall mean a CD Rate Interest Period or Eurodollar Rate Interest Period.

          "Loan Account" shall mean the accounts upon the books of each Bank as more fully set forth in Section 2.7 of this Credit Agreement.

          "Loan Documents" shall mean collectively this Credit
Agreement, the Revolving Credit Notes, any Request for Revolving
Credit Loan, any Assignment and Assumption Agreements and any other documents furnished in connection herewith.

          "Officer's Certificate" shall mean a statement signed by a Senior Officer of the Borrower.

          "Option" shall mean any of a Prime Rate Option, a CD
Rate Option or a Eurodollar Rate Option or all three (3) taken collectively.

          "Participant" shall mean any financial institution or other entity which purchases a Participation in any Bank's
Revolving Credit Commitment, Revolving Credit Loans or Revolving
Credit Note.

          "Participation" shall mean the sale, pursuant to
Section 10.7c of this Credit Agreement, by any Bank to any Participant of an undivided interest in all or any part of such Bank's Revolving Credit Commitment, Revolving Credit Loans or Revolving Credit Note.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation or any entity succeeding to any or all of its functions.

          "Person" shall mean any individual, corporation, association, business trust, firm, partnership, joint venture, unincorporated organization or other entity or enterprise or any Governmental Person or any other legal entity.

          "Portion" shall mean any Prime Rate Portion, any CD
Rate Portion or any Eurodollar Rate Portion or all three (3) taken collectively.

          "Prime Rate" shall mean the rate of interest announced from time to time by the Agent as its prime rate, which rate may not be the lowest interest rate then being charged commercial borrowers by the Agent.

          "Prime Rate Loan" shall mean a Revolving Credit Loan which bears, or is to bear, interest under the Prime Rate Option.

          "Prime Rate Option" shall mean the interest rate option described in Subsection 2.2(b)(i) of this Credit Agreement.

          "Prime Rate Portion" shall mean any Bank's individual portion of a Prime Rate Loan.

          "Purchasing Bank" shall mean a Bank which becomes a party to this Credit Agreement by executing an Assignment and Assumption Agreement.

          "Register" shall have the meaning ascribed thereto in Subsection 10.7b hereof.

          "Request for Revolving Credit Loan" shall mean a request substantially in the form of Exhibit "B" hereto executed by a Senior Officer of the Borrower.

          "Repayment Date" shall mean April 30, 1995.

          "Required Banks" as of any date of determination, shall mean (i) the holders of at least 66-2/3% of the aggregate face principal amount of the Revolving Credit Notes outstanding as of such date of determination, or (ii) if no principal of the Revolving Credit Notes shall then be outstanding, the Banks whose Revolving Credit Commitments aggregate at least 66-2/3% of the aggregate Revolving Credit Commitments of all of the Banks.

          "Revolving Credit Commitment" shall mean the several obligations of the Banks to make available to the Borrower the maximum aggregate principal amount of $50,000,000, as set forth in Section 2.1 hereof, as such commitment may be reduced from time to time.

          "Revolving Credit Loan(s)" shall mean one or more of the disbursements made by the Banks under the Revolving Credit
Commitment, all as set forth in Section 2.1 hereof.

          "Senior Officer" shall mean the Chairman of the Board, any Vice Chairman of the Board, the Chief Executive Officer, the
President, any Executive Vice President, any Senior Vice
President, any Vice President, the Treasurer, the Controller or the Chief Financial Officer of the Borrower.

          "Subsidiary(ies)" shall mean any corporation of which at least fifty percent (50%) of the outstanding capital stock entitled to vote in an election of directors is owned either directly or indirectly by the Borrower.

          "Transferor Bank" shall mean the selling Bank under an Assignment and Assumption Agreement.

          "Transfer Effective Date" shall mean, for each Assignment and Assumption Agreement, the date upon which such Assignment and Assumption Agreement is effective.

1.2 Additional Definitions. Capitalized terms used in Articles, Sections or Subsections of the 1990 Credit Agreement which have been incorporated herein by reference and are not defined in Section 1.1 above shall have the meanings herein as ascribed thereto in Article I of the 1990 Credit Agreement and are incorporated herein by reference for all purposes; provided, however that to the extent, if any, to which terms are defined in each of this Credit Agreement and the 1990 Credit Agreement, this Credit Agreement shall control.

1.3 Accounting Terms. All accounting terms used in this Credit Agreement and not otherwise defined herein shall have the respective meanings given to such terms under, and shall be construed in accordance with, GAAP.

1.4       Other Definitional Conventions and Rules of
Construction.

          (i) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall, unless otherwise expressly specified, refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Article, Section and Subsection and item references are to this Credit Agreement unless otherwise expressly specified.

          (ii) All terms defined in this Credit Agreement in the singular shall have comparable meanings when used in the plural, and vice-versa, and the masculine and feminine genders shall include the neuter gender, and vice versa, unless otherwise specified.

          (iii) The word "or" as used herein shall mean and connote nonexclusive alternatives, unless expressly stated or the context clearly requires otherwise.


                           ARTICLE II

                            THE LOANS

2.1       Revolving Credit Commitment.

2.1a      Revolving Credit Loans.  The Banks severally agree,
subject to the terms and conditions hereof and relying on the representations and warranties set forth herein, that the Borrower shall have the right to borrow, repay and reborrow from the date hereof to but excluding the Repayment Date an aggregate principal amount not to exceed the Revolving Credit Commitment at any one time outstanding.

2.1b      Commitment of the Banks.  Each Bank agrees, for itself
only, and subject to the terms and conditions of this Credit Agreement, to make Revolving Credit Loans to the Borrower from time to time not to exceed an aggregate principal amount at any one time outstanding equal to the amount of their respective Commitment Percentage of the Revolving Credit Commitment.

2.1c       Designation of Available Funds.  From the date hereof
until converted as set forth in this Subsection 2.1c, the Revolving Credit Commitment shall be unavailable to the Borrower. The Borrower, from time to time, may convert all or a portion of the Revolving Credit Commitment into Available Funds by (i) requesting that all or a portion of the Revolving Credit Commitment be immediately converted to Available Funds and by
(ii) delivering to the Agent, for the pro rata benefit of the Banks, a Conversion Fee equal to the percentage rate set forth in Subsection 2.1h(iii) times the amount being then converted. Each request by the Borrower for conversion of all or a portion of the Revolving Credit Commitment to Available Funds shall be irrevocable and shall be made to the Agent by telephone by a Senior Officer of the Borrower by 12:00 Noon (Pittsburgh, Pennsylvania time) (i) if the Borrower desires to borrow under the Prime Rate Option or the CD Rate Option, at least one (1) Business Day prior to the date the Borrower desires that the Revolving Credit Commitment (or the portion thereof so designated) convert into Available Funds or (ii) if the Borrower desires to borrow under the Eurodollar Rate Option, at least three (3) Business Days prior to the date the Borrower desires that the Revolving Credit Commitment (or the portion thereof so designed) convert into Available Funds. Any telephone request for such conversion shall be immediately followed by the Borrower's written confirmation of such request, signed by a Senior Officer. Immediately upon a request for the conversion of all or any portion of the Revolving Credit Commitment to Available Funds, the portion so converted shall be subject to the Commitment Fee for Available Funds provided in Subsection 2.1h(ii). Immediately upon the Agent's receipt of any notice referred to in this Subsection 2.1c, the Agent shall notify each of the Banks.

2.1d      Revolving Credit Notes.  The obligation of the Borrower
to repay, on or before the Repayment Date, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Banks pursuant to the Revolving Credit Commitment shall be evidenced by the several Revolving Credit Notes each (i) substantially in the form of Exhibit "A" hereto, (ii) drawn by the Borrower to the order of each Bank in the maximum amount of that Bank's Commitment Percentage of the Revolving Credit Commitment and
(iii) delivered to the Agent for redelivery to such Bank. The principal amount actually due and owing each Bank at any one time shall be the aggregate unpaid principal amount of all Revolving Credit Loans made by such Bank, all as shown on such Bank's Loan Account established pursuant to Section 2.7 hereof.

2.1e      Revolving Credit Loans and Interest.  Each Revolving
Credit Loan under Subsection 2.1a hereof shall be made severally by each of the Banks in an amount equal to such Bank's Commitment Percentage of the amount (not in excess of the Revolving Credit Commitment) requested by the Borrower, provided that each Revolving Credit Loan shall be in a minimum aggregate amount of
(i) $1,000,000 or an integral multiple thereof or (ii) such lesser amount as may be equal to the then unused portion of the Revolving Credit Commitment; provided, however, that if a Revolving Credit Loan is to bear interest under the Eurodollar Rate Option or the CD Rate Option, then such Revolving Credit Loan shall be in the amounts set forth in Subsection 2.2d. The outstanding Revolving Credit Loans shall bear interest in accordance with the provisions of Section 2.2.

2.1f      Requests for a Revolving Credit Loan.  Each request for
a Revolving Credit Loan shall be made to the Agent, orally or in writing, by a Senior Officer of the Borrower, by (i) 12:00 Noon (Pittsburgh, Pennsylvania time) at least one (1) Business Day prior to the proposed Revolving Credit Loan if the Revolving Credit Loan or any part thereof is to bear interest at the Prime Rate Option or the CD Rate Option or (ii) 12:00 Noon (Pittsburgh, Pennsylvania time) at least three (3) Business Days prior to the proposed Revolving Credit Loan if the Revolving Credit Loan or any part thereof is to bear interest at the Eurodollar Rate Option. Each written request shall be made pursuant to the execution and delivery by a Senior Officer of the Borrower, to the Agent of a Request for Revolving Credit Loan substantially in the form of Exhibit "B" hereto which shall specify the date on which such Revolving Credit Loan is to be made, the amount thereof and, if applicable the Interest Rate Options and the Interest Periods selected therefor. Any oral request for any such Revolving Credit Loan hereunder shall be followed immediately by the Borrower's Request for Revolving Credit Loan. Any request, whether oral or written, from the Borrower pursuant to this Subsection 2.1f, with respect to a Revolving Credit Loan or any part thereof which is initially to bear interest at the Eurodollar Rate Option or the CD Rate Option, shall irrevocably commit the Borrower to accept such Revolving Credit Loan on the date specified in such request. The Agent shall promptly notify the Banks of each request for a Revolving Credit Loan on the same day on which the Agent receives a request for a Revolving Credit Loan and each Bank shall make its Commitment Percentage of said Revolving Credit Loan available to the Agent in immediately available funds at the principal office of the Agent prior to 12:00 Noon (Pittsburgh, Pennsylvania time) on the date of such Revolving Credit Loan.

2.1g      Voluntary Reductions of the Revolving Credit
Commitment. To the extent that the Borrower has availability under the Revolving Credit Commitment (whether or not Available Funds), the Borrower may notify the Agent that the Borrower desires to reduce permanently all or a portion of the Revolving Credit Commitment available to it; provided, however, such reduction shall be in the amount of $5,000,000 or an integral multiple thereof; and further provided that if the Borrower desires to permanently reduce the entire amount of the Revolving Credit Commitment, the Borrower must provide written notice to the Agent signed by an Senior Officer at least five (5) Business Days prior to the date on which such reduction is to become effective.

2.1h      Fees.

          (i) Commitment Fee on Unavailable Funds. On June 30, 1994 and continuing on the last day of each September, December, March and June hereafter to and including the Repayment Date, the Borrower shall pay in arrears to the Agent, for the pro rata benefit of the Banks, a Commitment Fee calculated at a rate equal to one-eighth of one percent (1/8%) per annum on the daily (computed at the opening of business) amount of the Revolving Credit Commitment which has not been converted to Available Funds (as such amount may be permanently reduced pursuant to Subsection 2.1g from time to time) for the fiscal quarter then ended; provided, however, that the first payment hereunder shall be only for the actual number of days elapsed between the actual execution of this Credit Agreement and June 30, 1994.

          (ii)  Commitment Fee on Available Funds.  On June 30,
1994 and continuing on the last day of each September, December,

March and June hereafter to and including the Repayment Date, the Borrower shall pay in arrears to the Agent, for the pro rata benefit of the Banks, a Commitment Fee calculated at a rate equal to one-quarter of one percent (1/4%) per annum on the daily (computed at the opening of business) unused amount of the portion of the Revolving Credit Commitment (as such amount may be permanently reduced pursuant to Subsection 2.1g from time to time) converted to Available Funds and not borrowed hereunder for the fiscal quarter then ended.

          (iii) Conversion Fee. The Borrower shall pay to the Agent, for the pro rata benefit of the Banks, a Conversion Fee calculated at a rate equal to one-eighth of one percent (1/8%) of the principal amount of each portion of the Revolving Credit Commitment converted from unavailable to Available Funds in accordance with the provisions of Subsection 2.1c hereof. Each such Conversion Fee shall be paid by the Borrower to the Agent, for the pro rata benefit of the Banks, simultaneously with the Borrower's request for such conversion.

          (iv)  Calculation of Fees.  Commitment Fees and
Conversion Fees hereunder shall be calculated on the basis of a 365 or 366 day year, as the case may be, and the actual number of days elapsed.

2.1i      Repayment.  On the Repayment Date, the Borrower shall
repay in full all Bank Indebtedness then outstanding.

2.2       Interest Payments, Interest Rates and Certain Related
Payments Pertaining to the Revolving Credit Loans.

2.2a      Interest.  The Revolving Credit Notes shall bear
interest on the actual unpaid principal amount thereof from time to time outstanding from the date thereof until payment in full on the basis of one or more of the Interest Rate Options set forth in Subsection 2.2b below and selected by the Borrower. The Borrower shall pay accrued interest on the unpaid principal balance of the Revolving Credit Loans in arrears:

          (i) with respect to each Prime Rate Loan, at the rate specified in the Prime Rate Option, (A) on the last day of each June, September, December and March during the term of the Revolving Credit Commitment, (B) at maturity, whether by acceleration or otherwise, of the Revolving Credit Notes and
     (C) thereafter on demand until all amounts evidenced by the Revolving Credit Notes are paid in full;

          (ii) with respect to each CD Rate Loan, at the rate specified in the CD Rate Option applicable thereto, (A) on the last day of the CD Rate Interest Period applicable thereto; provided, however, if the CD Rate Interest Period chosen for any CD Rate Loan exceeds ninety (90) days, interest on that CD Rate Loan shall be due and payable at the end of every ninety (90) days during such CD Rate Interest Period and on the last day of such CD Rate Interest Period, (B) at the maturity, whether by acceleration or otherwise, of the Revolving Credit Notes and (C) thereafter on demand until all amounts evidenced by the Revolving Credit Notes are paid in full; and

          (iii) with respect to each Eurodollar Rate Loan, at the rate specified in the Eurodollar Rate Option applicable thereto, (A) on the last day of the Eurodollar Rate Interest Period applicable thereto; provided, however, if the Eurodollar Rate Interest Period chosen for any Eurodollar Rate Loan exceeds three (3) months, interest on that Eurodollar Rate Loan shall be due and payable at the end of every three (3) months during such Eurodollar Rate Interest Period and on the last day of such Eurodollar Rate Interest Period, (B) at the maturity, whether by acceleration or otherwise, of the Revolving Credit Notes and (C) thereafter on demand until all amounts evidenced by the Revolving Credit Notes are paid in full.

2.2b      Interest Rate Options.  During the term hereof, the
Borrower shall have the option of electing, from time to time, one or more of the Interest Rate Options set forth below to be applied to the Revolving Credit Loans.

          (i) Prime Rate Option. Interest under this Option shall accrue on the outstanding Revolving Credit Loans at a rate per annum equal to the Prime Rate. The interest rate in effect under this Option shall be adjusted on the effective date of any change in the Prime Rate. Notice of each such change shall be given to the Borrower and the Banks by the Agent promptly after such change.

          (ii) CD Rate Option. Interest under this Option shall accrue on the outstanding Revolving Credit Loans for any CD Rate Interest Period selected by the Borrower at a rate per annum equal to the sum of (A) the CD Rate for such period plus (B) 50 basis points (1/2%).

          (iii) Eurodollar Rate Option. Interest under this Option shall accrue on the outstanding Revolving Credit Loans for any Eurodollar Rate Interest Period selected by the Borrower at a rate per annum equal to the sum of (A) the Eurodollar Rate for such period plus (B) 37.5 basis points (3/8%).

2.2c      Interest After Maturity.  After the occurrence of an
Event of Default (which Event of Default continues after the expiration of any cure period applicable thereto) and during the continuation thereof, (i) all Prime Rate Loans shall bear interest at a rate per annum which shall be one hundred (100) basis points (1%) above the Prime Rate, (ii) all Eurodollar Rate

Loans shall bear interest (A) until the end of the then current Eurodollar Rate Interest Period for each such Eurodollar Rate Loan, at a rate per annum which shall be one hundred thirty-seven and one-half (137.5) basis points (1-3/8%) above the Eurodollar Rate otherwise in effect during such period and (B) at the end of the then current Eurodollar Rate Interest Period for each such Eurodollar Rate Loan, such Eurodollar Rate Loans shall automatically be converted to Prime Rate Loans, and thereafter the interest rate shall be calculated in accordance with item (i) of this Section 2.2c, and (iii) all CD Rate Loans shall bear interest (A) until the end of the then current CD Rate Interest Period for each such CD Rate Loan, at a rate per annum which shall be one hundred fifty (150) basis points (1-1/2%) above the CD Rate otherwise in effect during such period and (B) at the end of the then current CD Rate Interest Period for each such CD Rate Loan, such CD Rate Loan shall automatically be converted to Prime Rate Loans and thereafter the interest rate shall be calculated in accordance with item (i) of this Section 2.2c.

2.2d      Interest Periods; Limitations on Elections.  At any
time when the Borrower shall select, convert to or renew either the Eurodollar Rate Option or the CD Rate Option to apply to all or any portion of the outstanding Revolving Credit Loans, it shall elect one or more Eurodollar Rate Interest Periods or CD Rate Interest Periods, as the case may be; provided, however, that:

          (i) any Eurodollar Rate Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in the succeeding calendar month in which case such Eurodollar Rate Interest Period shall end on the next preceding Business Day;

          (ii) any Eurodollar Rate Interest Period which begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the subsequent calendar month during which such Eurodollar Rate Interest Period is to end shall end on the last Business Day of such subsequent month; and

          (iii)  any CD Rate Interest Period which would
     otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

Elections by the Borrower of the Eurodollar Rate Option or the CD
Rate Option shall, also, be subject to the following limitations:

          (i) The Eurodollar Rate Loans for each Eurodollar Rate Interest or the CD Rate Loans for each CD Rate Interest Period shall be in an aggregate principal amount of $5,000,000 or more; provided that each increment in excess of $5,000,000 shall be $1,000,000 or an integral multiple thereof;

          (ii)  No Eurodollar Rate Interest Period or CD Rate
     Interest Period may be elected which would end later than the Repayment Date; and

          (iii) At no time may there be more than three (3) separate Eurodollar Rate Interest Periods and CD Rate
     Interest Periods in effect.

2.2e      Election, Renewal or Conversion of Interest Rate
Options. Elections or renewals of or conversions to the Prime Rate Option shall continue in effect until converted as hereinafter provided. Elections of, conversions to or renewals of the Eurodollar Rate Option or CD Rate Option shall expire as to each Eurodollar Rate Loan or CD Rate Loan at the expiration of the applicable Eurodollar Rate Interest Period or CD Rate Interest Period therefor. At any time with respect to any Prime Rate Loan or at the expiration of the applicable Eurodollar Rate Interest Period with respect to any Eurodollar Rate Loan or the applicable CD Rate Interest Period with respect to any CD Rate Loan, the Borrower may cause (subject to Subsection 2.2d) all or any part of the principal amount of such portion to be converted to, or to be renewed under, the Prime Rate Option, the Eurodollar Rate Option or the CD Rate Option by notice to the Agent as hereinafter provided. Such notice (i) shall be irrevocable, (ii) shall be given not later than 12:00 Noon (Pittsburgh, Pennsylvania time) in the case of a conversion to or renewal of, either in whole or in part, (1) the Prime Rate Option or the CD Rate Option, not less than one (1) Business Day prior to the proposed effective date for such conversion or renewal or (2) the Eurodollar Rate Option, not less than three (3) Business Days prior to the proposed effective date for such conversion or renewal, and (iii) shall set forth:

          (A) the effective date of such conversion or renewal, which shall be a Business Day;

          (B)  the new Eurodollar Rate Interest Period(s) or CD
     Rate Interest Period(s), as the case may be, selected; and

          (C)  with respect to each such Eurodollar Rate Interest
     Period or CD Rate Interest Period, the aggregate principal amount of the corresponding Eurodollar Rate Loan or CD Rate
     Loan.

At the expiration of each Eurodollar Rate Interest Period or CD Rate Interest Period, any part (including the whole) of the principal amount of the corresponding Eurodollar Rate Loan or CD Rate Loan as to which no notice of conversion or renewal has been received shall automatically be converted to the Prime Rate

Option. The Agent shall promptly notify the Borrower and the Banks of any such automatic conversion.

2.2f      Notification of Election of an Interest Rate Option.
Other than as set forth in Subsection 2.2e above, the Borrower, by a Senior Officer, shall notify the Agent of each election of an Interest Rate Option, each conversion from one Interest Rate Option to another, the amount of the Revolving Credit Loans then outstanding to be allocated to each Interest Rate Option and, where relevant, the Interest Periods therefor, all as provided for in this Credit Agreement. Any such communication may be oral or written and if oral it shall be followed immediately by written confirmation of such Interest Rate Option election executed by a Senior Officer.

2.2g      Calculation of Interest.  Interest on any Prime Rate
Loans shall be calculated on the basis of a 365 or 366 day year, as the case may be, and the actual days elapsed. Interest on each Eurodollar Rate Loan or CD Rate Loan shall be calculated on the basis of a 360-day year and the actual days elapsed. The calculation of the amount of interest due and owing to the Banks shall be evidenced by posting the amount of interest due under the Revolving Credit Notes to the Loan Account established by each Bank pursuant to Section 2.7.

2.2h      Lawful Interest Rates Intended.  In no event whatsoever
shall the interest rates charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that any Bank has received interest hereunder in excess of the highest applicable rate, such Bank shall promptly refund such excess to the Borrower, or at such Bank's option, apply such excess in reduction of the principal balance of the Bank Indebtedness owing to the affected Bank.

2.3       Voluntary Prepayments.

2.3a      Prepayments of Prime Rate Loans.  The Borrower may
prepay, at any time and from time to time, without penalty or premium, any or all of the Prime Rate Loans.

2.3b      Prepayments of Eurodollar Rate Loans and CD Rate Loans.
Except as otherwise provided in Subsection 2.1(g), the Borrower, upon oral or written notice to the Agent by a Senior Officer given at least one (1) Business Day prior to the proposed date for repayment, may prepay, all or any part of a Eurodollar Rate Loan or CD Rate Loan. If such Eurodollar Rate Loan or CD Rate Loan is prepaid on the last day of the Eurodollar Rate Interest Period or CD Rate Interest Period applicable thereto, such prepayment shall be without premium or penalty. If the Borrower prepays a Eurodollar Rate Loan or CD Rate Loan other than on the last day of the Eurodollar Rate Interest Period or CD Rate

Interest Period applicable thereto, the Borrower agrees to pay such additional amounts as may be necessary to compensate each Bank making such Eurodollar Rate Loan or CD Rate Loan for any loss (including loss of profit on a pre-tax basis) and any direct or indirect costs, including the costs of reemployment of funds prepaid at rates lower than the cost to such Bank of such funds. Such losses and costs shall be specified in writing to the Borrower by the affected Bank. Such writing and the calculations therein shall be prima facie evidence as to the amount of such losses and costs due to such affected Bank from the Borrower. Such prepayment shall include the then outstanding principal amount of the Eurodollar Rate Loan or CD Rate Loan being prepaid together with accrued interest, fees and other amounts then due and payable on the amount prepaid, to the day of such prepayment. Except as provided in this Section 2.3b, there shall be no voluntary prepayment of any Eurodollar Rate Loan or CD Rate Loan.

2.4       Yield Protection.  Notwithstanding Section 2.2 hereof:

          (a) If any change subsequent to the Closing Date in any Governmental Rule or in the interpretation or application thereof by any Governmental Person or the compliance with any guideline or request from any Governmental Person, shall make it unlawful for any Bank to maintain or give effect to their obligations as contemplated under the Revolving Credit Commit-ment, such Bank shall notify the Borrower and the Agent. There-after, such Bank's obligation to make available any further Revolving Credit Loans hereunder shall forthwith be cancelled and the Borrower, within thirty (30) days, or within such longer period as may be allowed by law, if any, shall (i) repay to such Bank so affected the outstanding principal amount of all Revolving Credit Loans together with interest thereon to the date of repayment and fees, if any, due as of the date of termination; provided, however, that the affected Bank's obligations which are lawful, if severable from those which are unlawful, shall continue, and with respect to those obligations, this Credit Agreement shall not terminate.

          (b) If any Governmental Rule issued after the Closing Date (including, without limitation, Regulation D issued by the Board of Governors of the Federal Reserve System), or if any change on or after the Closing Date in any Governmental Rule (including, without limitation, Regulation D) or in the interpretation thereof by any Governmental Person charged with the administration thereof, shall

               (i) subject any Bank to any tax, levy, impost, charge, fee, duty, deduction or withholding or any kind hereunder (other than any tax imposed or based upon the income of the Banks and payable to any governmental or taxing authority in the United States of America or any state thereof); or

               (ii) change the basis of taxation of any Bank with respect to payments of principal or interest or other amounts due hereunder (other than any change which affects, and only to the extent that it affects, the taxation by the United States or any state thereof of the total net income of the Banks); or

               (iii)  impose, modify or deem applicable any
          reserve, special deposit or similar requirements against assets held by any Bank (other than such requirements which result solely to a change in the credit quality of the Borrower or which are included in the determination of the applicable rate or rates of interest hereunder); or

               (iv) impose upon any Bank any other obligation or condition with respect to this Credit Agreement,

and the result of any of the foregoing is to increase the cost to such Bank, reduce the income receivable by such Bank or impose any expenses upon such Bank with respect to the Revolving Credit Loans by an amount which such Bank reasonably deems material, then and in any such case:

               (i) the Bank so affected shall promptly notify the Borrower and the Agent of the happening of such event;

               (ii) the Borrower shall pay to the affected Bank, on demand, as additional interest on the Revolving Credit Loans, such amount as will compensate such Bank for such additional cost or reduced amount, calculated from the date of the notification by such Bank; and

               (iii) the Borrower may pay the affected Revolving Credit Loan in full without the payment of any addi-tional amount other than on account of such Bank's out-of-pocket losses (including funding losses, if any, as provided in paragraph (c) below) not otherwise provided for in subparagraph (ii) immediately above.

A certificate as to the increased cost or reduced amount as a result of any of the foregoing events shall be promptly submitted by the affected Bank to the Borrower and the Agent and it shall constitute prima facie evidence of the amount thereof.

          (c) The Borrower agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain such Eurodollar Rate Loans, CD Rate Loans or any part thereof as a consequence of (i) the Borrower's failure to make a payment on the due date thereof, (ii) the Borrower's failure to borrow under, convert to or renew under the

Eurodollar Rate Option or CD Rate Option on the proposed effective date of such borrowing, conversion or renewal, or (iii) the Borrower's payment, prepayment or conversion of any Eurodollar Rate Loans or CD Rate Loans for any reason on a day other than the last day of the Eurodollar Rate Interest Period or CD Rate Interest Period applicable thereto. Any Bank's determination of an amount payable under this paragraph (c) shall constitute prima facie evidence of the amount thereof and shall be payable on demand.

2.5       Special Provisions Relating to the Eurodollar Rate
Option and CD Rate Option.

2.5a      CD Rate or Eurodollar Rate Unascertainable.  In the
event that on any date on which a CD Rate Option or Eurodollar Rate Option would otherwise be set, the Agent shall have determined (which determination shall be final and conclusive) that, by reason of circumstances affecting either (i) the secondary market for negotiable certificates of deposit maintained by dealers of recognized standing or (ii) the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the CD Rate or the Eurodollar Rate, the Agent shall give prompt notice of such determination to the Borrower and the Banks. Until the Agent notifies the Borrower and the Banks that the circumstances giving rise to such determination no longer exist, the right of the Borrower to borrow under, convert to or renew the CD Rate Option or the Eurodollar Rate Option, as the case may be, shall be suspended. Any notice of borrowing under, conversion to or renewal of the CD Rate Option or the Eurodollar Rate Option which was to become effective during the period of such suspension shall be treated as a request to borrow under, convert to or renew the Prime Rate Option with respect to the principal amount therein specified.

2.5b      Inability to Offer Eurodollar Rate or CD Rate.  In the
event that any Bank shall determine, in its sole discretion, that it is unable to obtain deposits in the interbank eurodollar market (in the case of Eurodollar Rate Portions) or negotiable certificates of deposits (in the case of CD Rate Portions) in sufficient amounts and with maturities related to such Eurodollar Rate Portions or CD Rate Portions which would enable such Bank to fund such Eurodollar Rate Portions or CD Rate Portions, then such Bank shall notify the Borrower and the Agent that the right of the Borrower to borrow under, convert to or renew the Eurodollar Rate Option or CD Rate Option, as the case may be, shall be suspended with respect to such Bank. Following notification of the suspension of the Eurodollar Rate Option or CD Rate Option with respect to such Bank, the Borrower agrees to negotiate with such Bank for a modified or alternative fixed rate of interest, which will allow such Bank to realize its anticipated and bargained-for yield. In the event that the Borrower and such Bank cannot agree on a modified or alternative fixed rate of interest, any notice of borrowing under, conversion to or renewal of the Eurodollar Rate Option or the CD Rate Option which was to become effective during the period of suspension shall be treated as a request to borrow under, convert to or renew the Prime Rate Option with respect to the principal amount specified therein attributable to such Bank.

2.5c      Illegality.  If any Bank shall determine in good faith
(which determination shall be final and conclusive) that compliance with any Governmental Rule (whether or not having the force of law) or the interpretation or application thereof by any Governmental Person, has made it unlawful or impractical for such Bank to make or maintain the Revolving Credit Loans under the Eurodollar Rate Option or the CD Rate Option, such Bank shall give notice of such determination to the Borrower and the Agent. Notwithstanding any provision of this Credit Agreement to the contrary, unless and until such Bank shall have given notice to the Borrower and the Agent that the circumstances giving rise to such determination no longer apply:

          (i) with respect to any Eurodollar Rate Interest Periods or CD Rate Interest Periods thereafter commencing, interest on an amount equal to such Bank's Commitment Percentage of the corresponding Eurodollar Rate Loan or CD Rate Loan shall be computed and payable under the Prime Rate Option; and

          (ii) on such date, if any, as shall be required by law, an amount equal to such Bank's Commitment Percentage of any Eurodollar Rate Loan or CD Rate Loan, as the case may be, then outstanding shall be automatically converted to the Prime Rate Option and the Borrower shall pay to such Bank the accrued and unpaid interest on such amounts to (but not including) such conversion date.

The Borrower shall pay any such Bank any additional amounts reasonably necessary to compensate such Bank for any costs incurred by such Bank as a result of any conversion pursuant to clause (ii) above which occurs on a day other than the last day of the relevant Eurodollar Rate Interest Period or CD Rate Interest Period, including, but not limited to, any interest or fees payable by such Bank to lenders of funds obtained by them to loan or maintain the lending of the Revolving Credit Loans so converted. Such Bank shall furnish to the Borrower and the Agent a certificate as to the amount necessary to compensate it for such costs (which certificate shall constitute prima facie evidence of the amount of such costs), and the Borrower shall pay such amount to such Bank, as additional consideration hereunder, within ten (10) days of the Borrower's receipt of such certificate.

2.6 Capital Adequacy. If after the Closing Date (i) any adoption of or any change in or in the interpretation of any Governmental Rule, (ii) compliance with any Governmental Rule of any Governmental Person exercising control over banks or financial institutions generally or any court (whether or not having the force of law), or (iii) any change in the force or effectiveness of the regulations set forth at 12 C.F.R. Part 3 (Appendix A), 12 C.F.R. Part 208 (Appendix A), 12 C.F.R. Part 225 (Appendix A) or 12 C.F.R. Part 325 (Appendix A) affects or would affect the amount of capital required or expected to be maintained by any Bank or any Person controlling such Bank (a "Capital Adequacy Event"), and the result of such Capital Adequacy Event is to reduce the rate of return on the capital of such Bank or any Person controlling such Bank as a consequence thereof to a level below that which such Bank could have achieved but for such Capital Adequacy Event, taking into consideration such Bank's policies with respect to capital adequacy, by an amount which such Bank deems to be material, such Bank shall deliver to the Borrower and the Agent a statement of the amount necessary to compensate such Bank for the reduction in the rate of return on its capital attributable to the commitments hereunder (the "Capital Compensation Amount"). Each Bank shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods. Each Bank shall, from time to time, notify the Borrower and the Agent of the amount so determined. Such amount shall be due and payable by the Borrower to such Bank ten (10) days after such notice is given. As soon as practicable after any Capital Adequacy Event, such Bank shall submit to the Borrower and the Agent estimates of the Capital Compensation Amounts that would be payable as a function of such Bank's Revolving Credit Commitment hereunder.

2.7 Loan Account. Each Bank shall open and maintain on its books a Loan Account in the name of the Borrower, with respect to
(i) Revolving Credit Loans made, repayments and prepayments of the principal thereof, the computation and payment of interest and (ii) the computation and payment of interest, Commitment Fees and Conversion Fees due hereunder, and the computation of other amounts due and sums paid to the Banks hereunder. The failure to record any such amount shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Revolving Credit Notes to repay all amounts owed hereunder and thereunder together with all interest accrued thereon and all other fees and charges provided herein. Each Loan Account shall constitute prima facie evidence as to the amount at any time due to the affected Bank from the Borrower.

2.8 All Advances to Constitute One Loan. Notwithstanding the limitations set forth herein, all Revolving Credit Loans by the Banks to the Borrower under this Credit Agreement and the Revolving Credit Notes shall constitute one loan and all Bank Indebtedness and obligations of the Borrower to the Banks under this Credit Agreement and all other Loan Documents shall constitute one general obligation of the Borrower secured by the Collateral, if any, and by all other Encumbrances heretofore, now or at any time hereafter granted by the Borrower to the Banks or to the Agent, for the benefit of the Banks. The Banks, the Agent and the Borrower agree that all of the rights of the Banks, the Agent and the Borrower set forth in this Credit Agreement and the other Loan Documents shall apply to any amendment, modification or extension of or supplement to this Credit Agreement and the other Loan Documents.

2.9 Method of Disbursements and Payments. All Revolving Credit Loans shall be made by the funding of a demand deposit account of the Borrower maintained with the Agent. All payments of principal, interest, Commitment Fees, Conversion Fees or other costs relating to the Revolving Credit Loans, and all other amounts due the Banks or the Agent hereunder shall be made (except as otherwise specified pursuant to the terms of this Credit Agreement) by the Borrower to the Agent at the Agent's principal office by 12:00 Noon (Pittsburgh, Pennsylvania time) on the due date therefor. All funds shall be immediately available funds when either deposited in the account referred to above or otherwise delivered by the Borrower to the Agent no later than 12:00 Noon (Pittsburgh, Pennsylvania time) on the date such payment is due.

2.10 Payment from Accounts Maintained by Borrower. In the event that any payment of principal, interest, Commitment Fee, Conversion Fee, or any other amount due to the Banks or the Agent under the Credit Agreement, the Revolving Credit Notes or the other Loan Documents is not paid when due, the Agent is hereby authorized to effect such payment by debiting any demand deposit account of the Borrower maintained with the Agent (excluding however any special purpose fiduciary accounts, which are designated as such at the time of their creation, and mandated by applicable statutes, regulations or rules) and distributing such payment to the party to whom such amounts are due. This right of debiting accounts of the Borrower are in addition to any right of set-off accorded the Banks or the Agent hereunder or by operation of law.

2.11 Time, Place, Manner and Application of Payments. All payments to be made by the Borrower under the Revolving Credit Notes (other than those provided for in Sections 2.4, 2.5 and 2.6 hereof), and of all fees and any other amounts due hereunder shall be made at the principal office of the Agent. All payments and prepayments of principal or interest on the Revolving Credit Notes and of all fees and any other amounts due hereunder (other than those provided for in Sections 2.4 and 2.5 hereof) shall be applied pro rata to the obligations hereunder owed the Banks.
The Agent will promptly pay each such payment received to each Bank or its order. All payments due a Bank by reason of Sections 2.4, 2.5 or 2.6 hereof shall be paid at the principal office of the Bank which invoices the Borrower for such payment. All payments to be made by the Borrower under this Credit Agreement shall be paid in immediately available funds no later than 2:00

P.M. (Pittsburgh, Pennsylvania time) on the date such payment is due.


                           ARTICLE III

                             SET-OFF

          To secure the repayment of the Bank Indebtedness, the Borrower hereby confirms to each of the Banks, the Agent and any Participant, regardless of the adequacy of any collateral, a right of set-off for the amount of any Bank Indebtedness incurred hereunder upon and in any instruments, securities or monies which may at any time be delivered to, or be in the possession of, or owed by any Bank, the Agent or any Participant in any capacity whatever (exclusive of funds held in trust by the Borrower or by any Bank, the Agent or Participant on behalf of employees of the Borrower or others), including the balance of any deposit account maintained by the Borrower with any Bank, the Agent or any Participant, and authorizes any Bank, the Agent or such Participant, upon the occurrence of an Event of Default, at such Bank's, Participant's or the Agent's option, at any time and from time to time, to apply, at the discretion of such Bank, the Agent or any Participant, to the payment of the Bank Indebtedness, any and all monies or deposit balances now or hereafter in the hands of such Bank, the Agent or such Participant belonging or owed to the Borrower. The exercise of the rights of set-off or banker's lien by any Bank, the Agent or Participant is subject to the provisions of Section 9.8 hereof.


                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

          To induce the Banks and the Agent to enter into this Credit Agreement and to induce the Banks to make the Revolving
Credit Loans herein provided, the Borrower represents and warrants to each of the Banks and the Agent that:

4.1 Corporate Existence. The Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and it is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its respective properties or businesses, such qualification is required or, if not so qualified or in good standing in any state, the lack of such qualification or good standing will not materially affect the Agent's or the Banks' ability to enforce this Credit Agreement or the Revolving Credit Notes or will not materially affect the Borrower's or such Subsidiary's ability to carry on its business or materially affect the Borrower's ability to comply with this Credit Agreement or the Revolving Credit Notes.

4.2 Corporate Authority. The Borrower is duly authorized to execute and deliver this Credit Agreement, the Revolving Credit Notes and the other Loan Documents to which it is or will become a party; all necessary corporate action to authorize the execution and delivery of this Credit Agreement, the Revolving Credit Notes and the other Loan Documents to which it is or will become a party has been properly taken; and it is and will continue to be duly authorized to borrow hereunder and to perform all of the other terms and provisions of this Credit Agreement, the Revolving Credit Notes and the other Loan Documents to which it is or will become a party.

4.3 Enforceability. This Credit Agreement and the Revolving Credit Notes have each been, and each other Loan Document to which it will become a party will be, duly and validly executed and delivered by the Borrower and each constitutes or will constitute a valid and legally binding agreement of the Borrower enforceable in accordance with its terms.

4.4 No Restrictions. Neither the execution and delivery of this Credit Agreement, the Revolving Credit Notes and the other Loan Documents to which it is or will become a party, the consummation of the transactions herein contemplated nor compliance with the terms and provisions hereof or of the Revolving Credit Notes, will conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or the by-laws of the Borrower or of any law or of any regulation, order, writ, injunction or decree of any court or governmental agency or of any agreement, indenture or other instrument to which the Borrower or any Subsidiary is a party or by which it is bound or to which it is subject, or constitute a default thereunder or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the property or assets of the Borrower pursuant to the terms of any agreement, indenture or other instrument except for Permitted Encumbrances.

4.5 Financial Statements. The Borrower has furnished to the Banks and the Agent its consolidated balance sheets and the related consolidated statements of income, shareholders' equity and changes in financial position of the Borrower and its Consolidated Subsidiaries as at and for the Borrower's fiscal year ended January 2, 1994. All such financial statements, including the related notes, have been prepared in accordance with GAAP and fairly present the financial position and consolidated financial position of the Borrower and its Consolidated Subsidiaries as at the date thereof and the results and consolidated results of their operations and the changes in their financial position and in their consolidated financial position for the periods ended on such date. There were no material liabilities of the Borrower or its Consolidated Subsidiaries, contingent or otherwise, not reflected in such financial statements. Except as has been fully disclosed in writing to the Banks and the Agent, there has been no material adverse change in the business, condition or operations (financial or otherwise) of the Borrower since January 2, 1994.

4.6 Other Representations and Warranties. The Borrower hereby makes and affirms the representations and warranties set forth in Sections 4.4, 4.5, 4.8, 4.9 and 4.10 of the 1990 Credit Agreement (which are incorporated herein by reference for all purposes), all of which shall survive the execution and delivery of this Credit Agreement and the making of the Revolving Credit Loans.

4.7 Disclosure. Neither this Credit Agreement nor any other document, certificate or statement furnished to the Banks or the Agent by or on behalf of the Borrower pursuant to this Credit Agreement contains any untrue statement of a material fact. There is no fact known to the Borrower which materially and adversely affects or in the future may (so far as the Borrower now foresees) materially and adversely affect the business, operations, affairs, condition, prospects, properties or assets of the Borrower, taken as a whole, which has not been set forth in this Credit Agreement or in the other documents, certificates and statements (financial or otherwise) furnished to the Banks or the Agent or otherwise disclosed in writing to the Banks or the Agent by or on behalf of the Borrower prior to or on the date hereof.


                            ARTICLE V

                      AFFIRMATIVE COVENANTS

5.1 Incorporation of Affirmative Covenants. From the date hereof and thereafter until the expiration or termination of the Revolving Credit Commitment and until the payment in full of all Bank Indebtedness, the Borrower hereby agrees that, for the benefit of the Banks and the Agent, that it will comply with each of the affirmative covenants set forth in Article V of the 1990 Credit Agreement (which are incorporated herein by reference for all purposes). For purposes of this Credit Agreement, any amendment, modification, restatement, replacement, waiver or release of any of the affirmative covenants under the 1990 Credit Agreement which is approved or consented to by the "Required Banks" (as defined in the 1990 Credit Agreement) or all of the Banks party to the 1990 Credit Agreement shall, ipso facto, modify the Borrower's obligations hereunder and shall be deemed to be an amendment, modification, restatement, replacement, waiver or release hereunder and shall be deemed to be incorporated herein as if more fully set forth herein to the same extent.

5.2 Continuation of Incorporated Affirmative Covenants. Notwithstanding the provisions of Section 5.1 above, if at any time the 1990 Credit Agreement is terminated (whether pursuant to its terms or otherwise), the affirmative covenants set forth in
Article V hereof as of the date of such termination shall remain in full force and effect hereunder and shall survive such termination for purposes of this Credit Agreement until the later of the Repayment Date or the payment in full of the Bank Indebtedness hereunder.


                           ARTICLE VI

                       NEGATIVE COVENANTS

6.1 Incorporation of Negative Covenants. From the date hereof and thereafter until the expiration or termination of the Revolving Credit Commitment and until the payment in full of all Bank Indebtedness, the Borrower hereby agrees that, for the benefit of the Banks and the Agent, that it will comply with each of the negative covenants set forth in Article VI of the 1990 Credit Agreement (which are incorporated herein by reference for all purposes). For purposes of this Credit Agreement, any amendment, modification, restatement, replacement, waiver or release of any of the negative covenants under the 1990 Credit Agreement which is approved or consented to by the "Required Banks" (as defined in the 1990 Credit Agreement) or all of the Banks party to the 1990 Credit Agreement shall, ipso facto, modify the Borrower's obligations hereunder and shall be deemed to be an amendment, modification, restatement, replacement, waiver or release hereunder and shall be deemed to be incorporated herein as if more fully set forth herein to the same extent.

6.2 Continuation of Incorporated Negative Covenants. Notwithstanding the provisions of Section 6.1 above, if at any time the 1990 Credit Agreement is terminated (whether pursuant to its terms or otherwise), the negative covenants set forth in
Article VI hereof as of the date of such termination shall remain in full force and effect hereunder and shall survive such termination for purposes of this Credit Agreement until the later of the Repayment Date or the payment in full of the Bank Indebtedness hereunder.


                           ARTICLE VII

       CONDITIONS PRECEDENT TO ALL REVOLVING CREDIT LOANS

7.1       All Revolving Credit Loans.  The obligation of each
Bank to make any Revolving Credit Loans hereunder is subject to the satisfaction of each of the following conditions precedent:

7.1a      Request for a Revolving Credit Loan.  Receipt by the
Agent, of a Request for Revolving Credit Loan substantially in the form of Exhibit "B" hereto and satisfying the requirements of
Section 2.1 hereof.

7.1b      Receipt of Conversion Fee.  Receipt by the Agent, for
the pro rata benefit of the Banks, of the Conversion Fee applicable to the amount being requested by the Borrower, if such funds are not presently Available Funds.

7.1c      No Default.  The Borrower shall have performed and com-
plied with all agreements and conditions herein required to be performed or complied with by it prior to the making of a Revolving Credit Loan and at the time of such advance or conversion, no condition or event shall exist which constitutes or which after the giving of notice, the lapse of time or both, would constitute an Event of Default.

7.1d      Representations Correct.  The representations and
warranties of the Borrower contained in Article IV and otherwise made in writing by or on behalf of the Borrower in connection with the transactions contemplated thereby shall be true and correct in all respects when made at the time of each Revolving Credit Loan except to the extent that such representations and warranties relate solely to an earlier date (in which case, such representations and warranties shall have been true and correct as of such date).

          Each Request for Revolving Credit Loan and the
Revolving Credit Loan made pursuant to each such request shall be deemed to be, as of the date thereof, a certification by the Borrower as to the accuracy of the matters set forth in Subsections 7.1c and 7.1d above.

7.2 Conditions Precedent to the Initial Revolving Credit Loan. The obligation of each Bank to make the initial Revolving Credit Loan under this Credit Agreement is subject to the satisfaction of each of the following conditions precedent in addition to the applicable conditions precedent set forth in
Section 7.1 above:

          (i) Credit Agreement. Receipt by the Agent of counterpart originals of this Credit Agreement, duly executed by the Borrower and each Bank, for redelivery to the Banks.

          (ii) Revolving Credit Notes. The Borrower shall have delivered to the Agent for redelivery to each Bank duly executed
Revolving Credit Notes.

          (iii)  Borrower's Corporate Documents.

               (A)  Resolutions.  The Borrower shall have
delivered to the Agent, for redelivery to each Bank, a copy, duly certified as of the date of the Closing by the secretary or assistant secretary of the Borrower, of the resolutions of the Borrower's Board of Directors authorizing the borrowings hereunder and the execution and delivery of this Credit Agreement and the Revolving Credit Notes, along with all other documents evidencing necessary corporate action and all other approvals or consents, if any, required to be obtained by the Borrower with respect to the execution and delivery of this Credit Agreement and the Revolving Credit Notes.

               (B) By-Laws. The Borrower shall have delivered to the Agent, for redelivery to the Banks, a copy, duly certified as of the date of the Closing by the secretary or assistant secretary of the Borrower, of the Borrower's by-laws and all amendments thereto.

               (C) Incumbency Certificate. The Borrower shall have delivered to the Agent, for redelivery to each Bank, a certificate of its secretary or assistant secretary certifying the names of the officers of the Borrower authorized to sign this Credit Agreement, the Revolving Credit Notes, and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

               (D) Articles of Incorporation. Receipt by the Agent, for redelivery to the Banks, of a copy of the Borrower's Articles of Incorporation and all amendments thereto, certified by the Secretary of State of the Commonwealth of Pennsylvania.

               (E) Good Standing Certificates. Receipt by the Agent, for redelivery to the Banks, of certificates of good standing issued by the Secretaries of State of the states of Pennsylvania, Connecticut, Illinois, Indiana, New York and Oklahoma; provided, however that the parties hereto agree that the certificates of good standing for the states of Connecticut, Illinois, Indiana, New York and Oklahoma may be delivered after the Closing Date but must be delivered prior to the initial Revolving Credit Loan hereunder.

          (iv) Opinion of Counsel for the Borrower. The Borrower shall have delivered to the Agent, for redelivery to the Banks, the favorable opinion of Mary W. Snyder, Esquire, Corporate Counsel and Assistant Secretary of the Borrower as to the due authorization, execution, delivery and enforceability of this Credit Agreement and the Revolving Credit Notes and such other matters as the Agent and the Agent's special counsel may reasonably require.

                          ARTICLE VIII

                 EVENTS OF DEFAULT AND REMEDIES

          Each of the events described in Sections 8.1 through and including Section 8.5 shall constitute an Event of Default under this Credit Agreement:

8.1 Nonpayment of Bank Indebtedness. The Borrower shall default (i) in the payment of principal of any of the Revolving Credit Notes when due or (ii) in the payment of interest on any Revolving Credit Note when due or in the payment of any fee or expense when due and such default in payment of interest or any fee or expense shall have continued for a period of five (5) Business Days after the scheduled payment date thereof.

8.2       Insolvency.

8.2a      Involuntary Proceedings.  A proceeding shall have been
instituted in a court having jurisdiction seeking a decree or order for relief in respect of the Borrower or any Subsidiary in an involuntary case under the Federal bankruptcy laws, or any other similar applicable Federal or state law, now or hereafter in effect, or for the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or any Subsidiary or for a substantial part of its property, or for the winding up or liquidation of its affairs, and such shall remain undismissed or unstayed and in effect for a period of thirty (30) days.

8.2b      Voluntary Proceedings.  The Borrower or any Subsidiary
shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Federal bankruptcy laws, or any other similar applicable Federal or state law now or hereinafter in effect, or shall consent to the filing of any such petition or shall consent to the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or any Subsidiary or for a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability or the ability of any Subsidiary to pay its debts generally as they become due, or corporate action shall be taken by the Borrower or any Subsidiary in furtherance of any of the aforesaid purposes.

8.3 Dissolution. The Borrower shall terminate its existence or cease to exist or any Subsidiary (other than any Subsidiary the capital of which is less than $2,000,000 on the date hereof) shall terminate its existence or cease to exist, except by reason of a merger into or a consolidation with the Borrower or a Consolidated Subsidiary.

8.4 Misrepresentation. Any representation or warranty made by the Borrower herein or in connection herewith is untrue in any material respect as of the date when made, or any schedule, statement, report, notice or writing furnished by the Borrower to the Agent or the Banks is untrue in any material respect on the dates as of which the facts set forth are stated or certified.

8.5       Failure to Comply with Covenants.

8.5a      Failure to Comply with Article VI Covenants.  The
Borrower shall default in the observance or performance of any covenant contained in Article VI.

8.5b      Failure to Comply with Other Covenants.  The Borrower
shall default in the due performance or observance of any other covenant, condition or provision set forth herein and such default shall not be remedied for a period of thirty (30) days after such default is known to any Senior Officer of the Borrower or notice thereof has been given to the Borrower by the holder of any of the Revolving Credit Notes.

8.6 Event of Default under 1990 Credit Agreement. An Event of Default as defined in the 1990 Credit Agreement shall have occurred. Notwithstanding the foregoing sentence, if at any time the 1990 Credit Agreement is terminated (whether by its terms or otherwise), the Events of Default set forth in Sections 8.2, 8.5 and 8.6 of the 1990 Credit Agreement shall be deemed to be incorporated herein by reference as if more fully set forth herein and shall be deemed to survive the termination of the 1990 Credit Agreement for the purposes of this Section 8.6.

8.7       Consequences of an Event of Default.

8.7a      Consequence of an Event of Default Set Forth in
Sections 8.2 and 8.3. Upon the occurrence of an Event of Default set forth in Section 8.2 or 8.3 hereof, the Revolving Credit Commitment of the Banks under this Credit Agreement shall automatically terminate and the Revolving Credit Loans then outstanding shall become immediately due and payable, without necessity of demand, presentation, protest, notice of dishonor or notice of default. Thereafter, the Banks shall have no further obligation to make any additional Revolving Credit Loans hereunder or to permit or allow the election or renewal of any CD Rate Option or any Eurodollar Rate Option and the Agent and the Banks shall have the full panoply of rights and remedies granted to them under this Credit Agreement and all those rights and remedies granted by law to creditors. No exercise of one right or remedy shall be deemed a waiver of other rights or remedies.

8.7b      Consequences of Remaining Events of Default.  During
the continuance of any Event of Default set forth in Section 8.1,
8.4 or 8.5 hereof (unless remedied or cured to the Required Banks' satisfaction or waived), the Banks shall have no further obligation to make any additional Revolving Credit Loans here-under or to permit or allow the election or renewal of any CD Rate Option or any Eurodollar Rate Option; and the Agent, upon written request of the Required Banks, shall, by written or facsimile notice to the Borrower, declare the Revolving Credit Commitment terminated and the Revolving Credit Loans then out-standing and interest accrued thereon and all other liabilities of the Borrower hereunder to the Banks and the Agent to be forthwith due and payable. Thereupon the Revolving Credit Commitment shall be terminated and all amounts due hereunder and under any Revolving Credit Loans then outstanding shall be due and payable without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived. In addition, the Agent and the Banks shall have the full panoply of rights and remedies granted to them under this Credit Agreement and all those rights and remedies granted by law to creditors. No exercise of one right or remedy shall be deemed a waiver of other rights or remedies.

8.8 Rights and Remedies. The rights and remedies of the Agent and the Banks specified herein are for the sole and exclusive benefit, use and protection of the Agent and the Banks, and the Agent and the Banks shall be entitled, but shall have no duty or obligation, to exercise or to refrain from exercising any right or remedy reserved to the Agent or the Banks hereunder.


                           ARTICLE IX

                      AGREEMENT AMONG BANKS

9.1 Appointment and Grant of Authority. Each of the Banks hereby appoints PNC Bank, National Association, and PNC Bank, National Association hereby agrees to act as, the initial administrative agent under this Credit Agreement and the other Loan Documents. As such Agent, PNC Bank, National Association shall have and may exercise such powers under this Credit Agreement as are specifically delegated to the Agent, by the terms hereof or of the other Loan Documents, together with such other powers as are incidental thereto. Without limiting the foregoing, the Agent, on behalf of the Banks, is authorized to execute all of the Loan Documents (other than this Credit Agreement) and to accept all of the Loan Documents and all other agreements, documents or instruments reasonably required to carry out the intent of the parties to this Credit Agreement.

9.2 Non-Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent, based on such documents and information as it has deemed appropriate, made its own credit analysis and evaluation of the Borrower and its operations and decision to enter into this Credit Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Credit Agreement. Except as otherwise provided herein, the Agent shall have no duty to keep the Banks informed as to the performance or observance by the Borrower of this Credit Agreement or any other document or instrument referred to or provided for herein or to inspect the properties or books of the Borrower. The Agent, in the absence of gross negligence or willful misconduct, shall not be liable to any Bank for its failure to relay or furnish to the Bank any information. The preceding provisions of this Section
9.2 to the contrary notwithstanding, the Agent shall notify each of the Banks as soon as practicable after it receives a notice of an Event of Default from the Borrower.

9.3       Responsibility of Agent and Other Matters.

9.3a      Ministerial Nature of Duties.  As among the Banks and
themselves, the Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement or in the other Loan Documents, and those duties and responsibilities shall be subject to the limitations and qualifications set forth in this Article IX. The duties of the Agent shall be ministerial and administrative in nature.

9.3b      Limitation of Liability.  As among the Banks and
themselves, neither the Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent's responsibilities and duties expressly set forth in this Credit Agreement) under or in connection with this Credit Agreement or any other instrument or document in connection herewith except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of (A) this Credit Agreement or any of the other Loan Documents or (B) any other document or instrument furnished pursuant to or in connection with this Credit Agreement, (ii) the collectibility of any amounts owed by the Borrower to the Banks,
(iii) the truthfulness of any recitals, statements, representations or warranties made to the Agent or the Banks in connection with this Credit Agreement, (iv) any failure of any party to this Credit Agreement to receive any communication sent, including any telegram, teletype, facsimile transmission or telephone message or any writing, application, notice, report, statement, certificate, resolution, request, order, consent letter or other instrument or paper or communication entrusted to the mails or to a delivery service, or (v) the assets, liabilities, financial condition, results of operations or business, or creditworthiness of the Borrower.

9.3c      Reliance.  The Agent shall be entitled to act, and
shall be fully protected in acting upon, any telegram, teletype, facsimile transmission or any writing, application, notice, report, statement, certificate, resolution, request, order, consent, letter or other instrument, paper or communication believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper Person. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or obser-vance of any of the terms, provisions or conditions of this Credit Agreement or any of the other Loan Documents on the part of the Borrower or any other party thereto.

9.4 Action on Instructions. The Agent shall be required to act and shall be fully protected in so acting and shall be entitled to refrain from acting, and shall be fully protected in refraining from so acting, under this Credit Agreement, the other Loan Documents or any other instrument or document executed or delivered in connection herewith or therewith, in accordance with written instructions from the Required Banks or, in the case of the matters set forth in items (A) through (G) of Section 10.1, from all of the Banks.

9.5 Indemnification. To the extent the Borrower does not reimburse and save harmless the Agent according to the terms hereof for and from all costs, expenses and disbursements in connection herewith, such costs, expenses and disbursements shall be borne by the Banks ratably in accordance with their respective Commitment Percentages. Each Bank hereby agrees on such basis
(i) to reimburse the Agent for such Bank's pro rata share of all such reasonable costs, expenses and disbursements on request and
(ii) to the extent of each such Bank's pro rata share, to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with this Credit Agreement, the other Loan Documents or any other agreement, instrument or document executed or delivered in connection herewith or therewith, or any request of the Required Banks or all of the Banks, as the case may be, including without limitation the reasonable costs, expenses and disbursements in connection with defending themselves against any claim or liability, or answering any subpoena or other process related to the exercise or performance of any of their powers or duties under this Credit Agreement, the other Loan Documents, or any of the other agreements, instruments or documents executed or delivered in connection herewith or the taking or refraining from any action under or in connection with any of the foregoing.

9.6 Agent's Rights as a Bank. With respect to the Commit-ment of the Agent as a Bank hereunder, and any Revolving Credit Loans of the Agent under this Credit Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto and any other amounts due to the Agent under this Credit Agreement, the Agent shall have the same rights and powers, duties and obligations under this Credit Agreement, the other Loan Documents or other agreement, instrument or document as any Bank and may exercise such rights and powers and shall perform such duties and fulfill such obligations as though it were not the Agent. The Agent may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if it were not the Agent.

9.7 Payment to Banks. Promptly after receipt from the Borrower of any principal repayment of the Revolving Credit Loans, interest due on the Revolving Credit Loans and any Commitment Fees or Conversion Fees owing to the Banks or other amounts due under any of the Loan Documents (except for such amounts which are payable for the sole account of any Bank or the Agent), the Agent shall distribute to each Bank that Bank's Commitment Percentage of the funds so received.

9.8 Pro Rata Sharing. All interest and principal payments on the Revolving Credit Loans and all Commitment Fees and Conversion Fees are to be divided pro rata among the Banks in accordance with their respective Commitment Percentages. Any sums obtained from the Borrower by any Bank by reason of the exercise of its rights of set-off, banker's lien or in collection shall be shared (net of costs) pro rata among the Banks. Nothing in this Section 9.8 shall be deemed to require the sharing among the Banks of collections specifically relating to, or of the proceeds of any collateral securing, any other Indebtedness of the Borrower to any Bank.

9.9       Successor Agent.

9.9a      Resignation of Agent.  The Agent may resign as adminis-
trative agent hereunder by giving ninety (90) days' prior written notice to the Banks and the Borrower. If such notice shall be given, the Banks shall appoint a successor agent for the Banks, during such ninety (90) day period, which successor agent shall be reasonably satisfactory to the Borrower, to serve as agent hereunder and under the several Loan Documents. If at the end of such ninety (90) day period, the Banks have not appointed such a successor, the Agent shall use reasonable commercial efforts to procure a successor reasonably satisfactory to the Banks and the Borrower, to serve as agent for the Banks hereunder and under the several Loan Documents. Any such successor agent shall succeed to the rights, powers and duties of the Agent.

9.9b      Rights of the Former Agent.  Upon the appointment of
such successor agent or upon the expiration of such ninety (90) day period (or any longer period to which the Agent has agreed), the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Credit Agree-ment. After any retiring Agent's resignation hereunder as administrative agent hereunder, the provisions of this Article IX shall inure to the benefit of such retiring Agent as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.


                            ARTICLE X

                       GENERAL PROVISIONS

10.1      Amendments and Waivers.

10.1a     Amendments to Credit Agreement, Revolving Credit Notes
and the Other Loan Documents. Subject to the remaining provisions of this Section 10.1, the Agent, the Banks and the Borrower may, from time to time, enter into amendments, extensions, renewals, modifications, supplements and replacements to and of this Credit Agreement, the Revolving Credit Notes or the other Loan Documents and the Banks or the Required Banks, as the case may be, may, from time to time, waive compliance with a provision thereof. No amendment, renewal, modification, extension, supplement, replacement or waiver of any provision of the Credit Agreement, the Revolving Credit Notes or the other Loan Documents, consent to any departure therefrom by the Borrower shall be effective unless it is in writing and is signed by the Required Banks (or the Agent with the written consent of the Required Banks), and then such waiver or consent shall be effective only for the specific instance and for the specific purpose for which it is given; provided, however, that no amendment, renewal, modification, waiver or consent, unless in writing and signed by all of the Banks (or the Agent with the written consent of all of the Banks), shall do any of the following:

          (A) increase the Revolving Credit Commitment of any Bank or subject any Bank to any additional obligations hereunder;

          (B) except for changes permitted by Subsection 2.1g hereof or changes made pursuant to an Assignment and Assumption Agreement, change any Bank's Commitment Percentage or the aggregate or individual unpaid principal amount of the Revolving Credit Notes, or forgive the payment of the principal or interest payable on the Revolving Credit Notes;

          (C) waive an Event of Default in the payment of principal and/or interest due hereunder and under any of the Revolving Credit Notes;

          (D) decrease the interest rate relating to the Revolving Credit Loans;

          (E) postpone any date fixed for any payment of principal of, interest on the Revolving Credit Loans, the Commitment Fee, the Conversion Fee or any other obligations of the Borrower set forth in Article II, including but not limited to, any change to the Repayment Date;

          (F)  reduce the Commitment Fee or the Conversion Fee;
     or

          (G) amend the definition of the term "Required Banks", amend or waive the provisions of this Section 10.1 or change in any manner whatsoever, the number of Banks which shall be required to take any action under this Credit Agreement.

Any such supplemental agreement shall apply equally to the Borrower and each of the Banks and shall be binding upon the Borrower, the Banks, the Agent and all future holders of the Revolving Credit Notes. In the case of any waiver, the Borrower, the Banks and the Agent shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

10.2      Expenses.  The Borrower shall pay:

          (i) All reasonable costs and expenses of the Agent (including without limitation the reasonable fees and disbursements of the Agent's special counsel, Tucker Arensberg, P.C.), incurred in connection with the preparation, negotiation, execution and delivery of this Credit Agreement and the other Loan Documents and any and all other documents and instruments prepared in connection herewith, including but not limited to all amendments, extensions, modifications, replacements, waivers, consents and other documents and instruments prepared or entered into from time to time, including after the Closing Date;

          (ii) All reasonable costs and expenses of the Agent and the Banks (including without limitation the reasonable fees and disbursements of the Agent's and the Banks' counsels) in connection with (A) the enforcement of this Credit Agreement and the other Loan Documents arising pursuant to a breach by the Borrower of any of the terms, conditions, representations, warranties or covenants of any Loan Document to which it is a party, and (B) defending or prosecuting any actions, suits or proceedings relating to any of the Loan Documents.

All of such costs and expenses shall be payable by the Borrower to the Banks or the Agent, as the case may be, upon demand or as otherwise agreed upon by the Banks or the Agent and the Borrower, and shall constitute Bank Indebtedness under this Credit Agreement. The Borrower further agrees to pay, and save the Agent and the Banks harmless from any and all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Credit Agreement or the issuance of the Revolving Credit Notes. The Borrower's obligation to pay such costs and expenses shall survive the termination of this Credit Agreement and the repayment of the Bank Indebtedness.

10.3      Notices.

10.3a     Notice to the Borrower.  All notices required to be
delivered to the Borrower pursuant to this Credit Agreement shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service, telegram, facsimile transmission or other means of electronic data communications or by the United States mail, first class, postage prepaid:

If by U.S. Mail:                   If by other means:

If by United States Mail:          If by other means:

Allegheny Ludlum Corporation       Allegheny Ludlum Corporation
1000 Six PPG Place                 1000 Six PPG Place
Pittsburgh, Pennsylvania 15222     Pittsburgh, Pennsylvania 15222
Attn:  Treasurer                   Attn: Treasurer
                                   Telecopier: (412) 394-2805
                                   Telephone:  (412) 394-2822

10.3b     Notice to the Agent.  All notices required to be
delivered to the Agent pursuant to this Credit Agreement shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service, telegram, facsimile transmission or other means of electronic data communications or by the United States mail, first class, postage prepaid:

If by U.S. Mail:                   If by other means:

PNC Bank, National Association     PNC Bank, National Association
Multi-Bank Loan Administration     Multi-Bank Loan Administration
One PNC Plaza - 19th Floor         One PNC Plaza - 19th Floor
Pittsburgh, Pennsylvania 15222     Pittsburgh, Pennsylvania 15222
Attention:  James P. Mikula        Attention:  James P. Mikula
            Managing Director                  Managing Director
                                   Telephone:  (412) 762-8341
                                   Telecopier: (412) 762-7568

with a copy to:

PNC Bank, National Association     PNC Bank, National Association
Pittsburgh Group                   Pittsburgh Group
One PNC Plaza, Second Floor        One PNC Plaza, Second Floor
Pittsburgh, Pennsylvania 15222     Pittsburgh, Pennsylvania 15222
Attention:  Robert H. Friend       Attention:  Robert H. Friend
            Assistant Vice                     Assistant Vice
            President                          President
                                   Telephone:  (412) 762-2328
                                   Telecopier: (412) 762-6484

10.3c     Notice to the Banks.  All notices required to be
delivered to the Banks pursuant to this Credit Agreement shall be in writing and shall be sent to the address set forth on the signature pages of the Credit Agreement, by hand delivery, recognized national overnight courier service, telegram, facsimile transmission or other means of electronic data communication or by the United States mail, first class, postage prepaid.

10.3d     Receipt of Notices.  All such notices shall be
effective three (3) days after mailing, the date of electronic transmission or when received, whichever is earlier. The
Borrower, the Banks and the Agent may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

10.4 Tax Withholding. At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of each Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Agent and the Borrower two (2) duly completed copies of either (i) IRS Form W-9, 1001 or 4224 or such other applicable form prescribed by the IRS, certifying in each case that such Bank is entitled to receive payments under this Credit Agreement or its Revolving Credit Note without deduction or withholding of United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty or (ii) IRS Form W-8 or such other applicable form prescribed by the IRS or a certificate of such Bank indicating that no such exemption or reduced rate of taxation is allowable with respect to such payments. Each Bank which delivers an IRS Form W-8, W-9, 4224 or 1001 further undertakes to deliver to the Agent and the Borrower two (2) additional copies of any such form (or any successor form) on or before the date on which that form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, either certifying that such Bank is entitled to receive payments under this Credit Agreement or its Revolving Credit Note without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating the date on which that no such exemption or reduced rate is allowable. The Agent shall be entitled to withhold, from each payment hereunder or under the Revolving Credit Note payable to it, United States federal income taxes at the full withholding rate unless each Bank referred to in the first sentence of this Section 10.4 establishes an exemption or at the applicable reduced rate established pursuant to the above provisions.

10.5 Pro Rata Actions. All references to actions hereunder of any Bank which require such action to be taken pro rata shall require lending, payment, a commitment or voting in accordance with such Bank's Commitment Percentage.

10.6 Successors and Assigns. This Credit Agreement shall be binding upon the Borrower, the Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Banks and the successors and assigns of the Agent and the Banks.

10.7      Assignments and Participations.

10.7a     Assignments.  Subject to the remaining provisions of
this Subsection 10.7a, any Bank, at any time, in the ordinary course of its commercial banking business and in accordance with applicable law, may sell to one or more Purchasing Banks, a portion or all of its rights and obligations under this Credit Agreement and the Revolving Credit Note then held by it, pursuant to as Assignment and Assumption Agreement substantially in the form of Exhibit "C" executed by the Transferor Bank, such Purchasing Bank and the Agent; subject, however to the following requirements:

          (i) Each such assignment must be in a minimum amount of $1,000,000, or, if in excess thereof, in integral multiples of $500,000; and

          (ii) During the first ninety (90) days following the Closing Date, each assignment made shall become effective only on a date which coincides with the expiration date of any Eurodollar Rate Interest Period or CD Rate Interest

     Period then in effect, unless the Agent agrees to waive this provision.

provided, however the restrictions set forth in item (i) above shall not apply in the case of any assignment by any Transferor
Bank upon the occurrence and during the continuation of an Event of Default.

Upon the execution, delivery, acceptance and recording of any such Assignment and Assumption Agreement, from and after the Transfer Effective Date determined pursuant to such Assignment and Assumption Agreement, all parties hereto agree that (a) the Purchasing Bank thereunder shall be a party hereto as a Bank and, to the extent provided in such Assignment and Assumption Agreement, shall have the rights and obligations of a Bank hereunder with a Revolving Credit Commitment as set forth therein, and (b) the Transferor Bank thereunder shall, to the extent provided in such Assignment and Assumption Agreement, be released from its obligations as a Bank under this Credit Agreement. Such Assignment and Assumption Agreement shall be deemed to amend this Credit Agreement (without further action) to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank as a Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such Transferor Bank under this Credit Agreement and its Revolving Credit Note. On or prior to the Transfer Effective Date, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Revolving Credit Note held by the Transferor Bank, a new Revolving Credit Note to the order of such Purchasing Bank in an amount equal to the Revolving Credit Commitment or the Revolving Credit Loans assumed by it and purchased by it pursuant to such Assignment and Assumption Agreement, and a new Revolving Credit Note to the order of the Transferor Bank in an amount equal to the Revolving Credit Commitment or the Revolving Credit Loans retained by it hereunder.

In addition to the assignments permitted above, any Bank may assign and pledge all or any portion of its Revolving Credit Loans and Revolving Credit Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations and duties hereunder.

10.7b     Assignment Register.  The Agent shall maintain, at its
address referred to in Subsection 10.3b, a copy of each Assignment and Assumption Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the amount of the Revolving Credit Loans owing to each Bank from time to time. The entries in the

Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Revolving Credit Loans recorded therein for all purposes of this Credit Agreement. The Register shall be available at the office of the Agent set forth in Subsection 10.3b for inspection by either Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

10.7c     Participations.  Each Bank, in the ordinary course of
its commercial banking business and in accordance with applicable law, may sell to one or more Participants a participating interest in any Revolving Credit Loan owing to such Bank, the interest of such Bank in any Revolving Credit Note or the Revolving Credit Commitment of such Bank. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of its Revolving Credit Note for all purposes under this Credit Agreement (including voting rights hereunder), and the Borrower, the other Banks and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Credit Agreement or its Revolving Credit Note.

10.8 Severability. Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.9 Survival. All representations, warranties, covenants and agreements of the Borrower contained herein or in the other Loan Documents or made in writing in connection herewith or therewith shall survive the issuance of the Revolving Credit Notes and shall continue in full force and effect so long as the Borrower may borrow hereunder and so long thereafter until payment in full of all the Revolving Credit Notes and the Bank Indebtedness.

10.10 Governing Law. This Credit Agreement, each Revolving Credit Note and each other Loan Document shall be a contract made under, governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to the provision thereof regarding conflicts of law except where such law is superseded by applicable Federal law.

10.11 Non-Business Days. Except as otherwise specifically required pursuant to the terms of this Credit Agreement, whenever any payment hereunder or under the Revolving Credit Notes is due and payable on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each such case be included in computing interest in connection with such payment.

10.12 Integration. This Credit Agreement constitutes the entire agreement between the parties relating to this financing transaction and it supersedes all prior understandings and agreements, whether written or oral, between the parties hereto concerning the subject matter of this Credit Agreement.

10.13 Headings. Article, Section and other headings used in this Credit Agreement are intended for convenience only and shall not affect the meaning or construction of this Credit Agreement.

10.14 Counterparts. This Credit Agreement and any amendment, modification, extension or renewal hereto or hereof may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Credit Agreement or any amendment, modification, extension or renewal, it shall not be necessary to produce or account for more than one such counterpart signed by the other party against whom enforcement is sought.

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.


ATTEST:                            ALLEGHENY LUDLUM CORPORATION


s\Cynthia L. Schmidt               By: s\ Robert S. Park
Cynthia L. Schmidt                      Robert S. Park
Asst. Secretary                         Treasurer


                                   PNC BANK, NATIONAL
                                   ASSOCIATION, in its capacity
                                   as the Agent hereunder


                                   By:  s\ Robert H. Friend
                                        Robert H. Friend
                                        Assistant Vice President

          IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Credit Agreement by and among ALLEGHENY LUDLUM CORPORATION, THE BANKS PARTY HERETO and PNC BANK, NATIONAL ASSOCIATION, as the Agent to be executed by its duly authorized officers as of the date first above written.


Revolving Credit Commitment:       PNC BANK, NATIONAL ASSOCIATION
     $31,000,000

Commitment Percentage:
     62.00%                        By: s\ Robert H. Friend
                                        Robert H. Friend
                                        Assistant Vice President

Addresses for notice purposes:

If by United States Mail:          If by other means:

PNC Bank, National Association     PNC Bank, National Association
Multi-Bank Loan Administration     Multi-Bank Loan Administration
One PNC Plaza - 18th Floor         One PNC Plaza - 18th Floor
Pittsburgh, Pennsylvania 15222     Pittsburgh, Pennsylvania 15222
Attention:  James P. Mikula        Attention:  James P. Mikula
            Managing Director                  Managing Director
                                   Telephone:   (412) 762-8341
                                   Telecopier:  (412) 762-7658

                                   With a copy to:

                                   PNC Bank, National Association
                                   Pittsburgh Group
                                   One PNC Plaza - 2nd Floor
                                   Pittsburgh, Pennsylvania 15222
                                   Attention:  Robert H. Friend
                                               Assistant Vice
                                                President
                                   Telephone:   (412) 762-2328
                                   Telecopier:  (412) 762-6484

Address for Eurodollar Rate Loan Funding if different from above:

____________________________
____________________________
____________________________
____________________________

Telephone:   _______________
Telecopier:  _______________
Telex:  ____________________

          IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Credit Agreement by and among ALLEGHENY LUDLUM CORPORATION, THE BANKS PARTY HERETO and PNC BANK, NATIONAL ASSOCIATION, as the Agent to be executed by its duly authorized officers as of the date first above written.


Revolving Credit Commitment:       CONTINENTAL BANK N.A.
     $13,000,000

Commitment Percentage:
     26.00%                        By: s\ John M. Dillon
                                   Name:   John M. Dillon
                                   Title:  Vice President

Addresses for notice purposes:

If by United States Mail:          If by other means:

____________________________       ______________________________
____________________________       ______________________________
____________________________       ______________________________
____________________________       ______________________________

                                   Telephone:   _________________
                                   Telecopier:  _________________
                                   Telex:  ______________________


Address for Eurodollar Rate Loan Funding if different from above:

____________________________
____________________________
____________________________
____________________________

Telephone:   _______________
Telecopier:  _______________
Telex:  ____________________

          IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Credit Agreement by and among ALLEGHENY LUDLUM CORPORATION, THE BANKS PARTY HERETO and PNC BANK, NATIONAL ASSOCIATION, as the Agent to be executed by its duly authorized officers as of the date first above written.


Revolving Credit Commitment:       THE CHASE MANHATTAN BANK
     $6,000,000                    (NATIONAL ASSOCIATION)

Commitment Percentage:
     12.00%                        By: s\ Alex Rapetski
                                   Name:   Alex Rapetski
                                   Title:  Vice President

Addresses for notice purposes:

If by United States Mail:          If by other means:

The Chase Manhattan Bank           The Chase Manhattan Bank
 National Association               National Association
One Chase Manhattan Plaza          One Chase Manhattan Plaza
New York, New York 10081           New York, New York 10081
Attention:  Loretta Fava           Attention:  Loretta Fava

                                   Telephone:   (212) 552-7529
                                   Telecopier:  (212) 552-1477


Address for Eurodollar Rate Loan Funding if different from above:

____________________________
____________________________
____________________________
____________________________

Telephone:   _______________
Telecopier:  _______________
Telex:  ____________________